For Immediate Release

U.S. ENERGY CORP. ANNOUNCES INITIAL PRODUCTION RATE OF APPROXIMATELY 2,652 BOE/D FROM THE JACK ERICKSON 6-31 #1H WELL

RIVERTON, Wyoming – April 1, 2010 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today announced the initial production rate from its Jack Erickson 6-31#1 H well which was recently completed with Brigham Exploration Company (NASDAQ: BEXP) ("Brigham" or "BEXP")

Williston Basin

The Jack Erickson 6-31 #1H well, which is operated by Brigham, produced approximately 2,323 barrels of oil and 1.98 MMCF of natural gas per day or 2,652 BOE/D during an early 24-hour flow back period.  The well was completed with swell packers and 30 fracture stimulation stages.  U.S. Energy’s initial working interest in this well is approximately 21% (~17% net revenue interest).  Oil sales from this well have commenced, and gas sales are expected to commence within 30 days.  The Jack Erickson 6-31 #1H well is the ninth well completed under the Drilling Participation Agreement (DPA) with Brigham.

The Sedlacek Trust 33-4 #1H well, the tenth well to be drilled under the DPA with Brigham, was spud mid-March, 2010 and is currently drilling forward in the horizontal portion of the well.  U.S. Energy’s initial working interest in this well is approximately 44% (~35% net revenue interest).  As with the previously drilled wells in the program, this well is targeting the middle Bakken formation, and is planned to be drilled to a total measured depth of approximately 20,000 feet (~10,000 ft vertical; ~10,000 horizontal).

Pertinent to the five remaining wells to be drilled this year with Brigham, we believe that one of the wells to be drilled will be a Three Forks well.  Additionally, we are confident that we will also drill an offset well in one of our existing units with Brigham in the near future.  Brigham has indicated to us that they anticipate proposing both wells and expect to drill the Three Forks well by June 30, 2010 and the offset well sometime this summer.  Updates regarding the actual timing of both wells will be provided in the future.

“We continue to build on our track record of success with Brigham by completing another very solid well," stated Keith Larsen, CEO of U.S. Energy Corp.  “Looking forward, the drilling of both a Three Forks and an offset well in the near future in existing units should begin to provide some indication as to the potential for a broader program beyond the initial 15 wells,” he added.

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Note Regarding BOEs

BOEs are derived by converting gas to oil in the ratio of one barrel of oil to six thousand cubic feet of gas (1 bbl: 6 Mcf), based on their respective BTU energy content.  BOEs are not indicative of value, as oil and natural gas have different markets and prices may diverge from the ratio on a national and/or regional level.

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Forward-Looking Statements

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,"”target,” “goal,” or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells with  Brigham Exploration, Yuma, and PetroQuest, and its ownership interests in those wells and their expected costs, and the oil and natural gas targets or goals for the wells.  There is no assurance that any of the wells referenced in this press release be productive or that the Company’s goals for 2010 will be achieved. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company’s filings with the SEC (including, without limitation, the Annual Report on Form 10-K filed on March 12, 2010.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen                                                                           Nick Hurst
Director of Investor Relations                                                 Investor Relations
U.S. Energy Corp.                                                                      The Equicom Group
1-800-776-9271                                                                            1-403-538-4845
reggie@usnrg.com                                                                    nhurst@equicomgroup.com